Exhibit (m)

KRANESHARES TRUST

DISTRIBUTION PLAN

WHEREAS, KraneShares Trust (the “Trust”) is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that this Distribution Plan will benefit the series of the Trust listed on Exhibit A hereto (the “Funds”), as may be amended from time to time, and their shareholders (“Shareholders”) who from time to time beneficially own shares subject to this Distribution Plan (“Shares”); and

WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Trustees of the Trust adopt this Distribution Plan under which a Fund’s principal underwriter (“Distributor”), financial intermediary or other entity providing shareholder services or services intended to result in the distribution of Fund shares (collectively, “Service Providers”) will provide, pursuant to an agreement, the services stated in Section 2 herein;

NOW, THEREFORE, the Trustees of the Trust hereby adopt this Distribution Plan.

Section 1. The Trust has adopted this Distribution Plan to enable the Funds to directly or indirectly bear expenses relating to the distribution of their Shares.

Section 2. Each Fund may pay Service Providers a fee at the annual rate specified on Exhibit A for distribution and shareholder services. The Distributor may retain all or a part of this fee as compensation for distribution or shareholder services it provides or it may use such fee to compensate or reimburse other Service Providers, including financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets, that provide distribution or shareholder services as specified by the Distributor. The actual fee to be paid by the Distributor to such Service Providers will be negotiated based on the extent and quality of services provided.

Section 3. This Plan shall not take effect with respect to any Fund until it has been approved (a) by a vote of at least a majority of the outstanding Shares of a Fund, if adopted after any public offering of Shares; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or related agreement, as applicable.

Section 4. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in clause (b) of Section 3 herein.

Section 5. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 6. With respect to each Fund, this Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Shares of a Fund. The termination of the Plan with respect to any Fund shall not affect the continuance of the Plan with respect to any other Fund.

Section 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of a majority of the outstanding voting securities of the Shares of a Fund, on not more than 60 days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

Section 8. This Plan may be amended in the manner provided in clause (b) of Section 3 herein; provided, however, that the Distribution Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 with respect to any Fund without the approval of Shareholders holding a majority of the outstanding voting securities of the Shares of such Fund.

Section 9. As used in this Plan, (a) the term “Qualified Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Section 10. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust within the meaning of Section 2(a)(19) of the 1940 Act shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

Section 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

Section 12. Any question of interpretation of any term or provision of this Plan having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Plan is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

Adopted: November 8, 2012, revised May 6, 2020.

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EXHIBIT A

Dated November 8, 2012

Amended August 31, 2021

Funds	Share Classes	Distribution Fees
KraneShares CICC China Leaders 100 Index ETF (Formerly KraneShares Zacks New China ETF which formerly KraneShares CSI New China ETF which was formerly KraneShares CSI China Five Year Plan ETF)	N/A	0.25%
KraneShares CSI China Internet ETF	N/A	0.25%
KraneShares Bosera MSCI China A Share ETF	N/A	0.25%
KraneShares Bloomberg Barclays China Bond Inclusion Index ETF (formerly, KraneShares E Fund China Commercial Paper ETF)	N/A	0.25%
KraneShares MSCI All China Index ETF (formerly, KraneShares FTSE Emerging Markets Plus ETF)	N/A	0.25%
KraneShares MSCI China Clean Technology Index ETF (formerly KraneShares MSCI China Environment Index ETF)	N/A	0.25%
KraneShares Emerging Markets Consumer Technology Index ETF	N/A	0.25%
KraneShares MSCI One Belt One Road Index ETF	N/A	0.25%
KraneShares China Credit Index ETF (formerly, KraneShares Bloomberg Barclays China Aggregate Bond Inclusion Index ETF)	N/A	0.25%
KraneShares Asia Pacific High Yield Bond ETF (formerly, KraneShares CCBS China Corporate High Yield Bond USD Index ETF)	N/A	0.25%
KraneShares MSCI All China Consumer Discretionary Index ETF	N/A	0.25%
KraneShares MSCI All China Consumer Staples Index ETF	N/A	0.25%
KraneShares MSCI All China Healthcare Index ETF	N/A	0.25%
KraneShares Emerging Markets Healthcare Index ETF	N/A	0.25%
KraneShares Electric Vehicles and Future Mobility Index ETF	N/A	0.25%
KraneShares MSCI China A Hedged Index ETF	N/A	0.25%
KraneShares Asia Robotics and Artificial Intelligence Index ETF	N/A	0.25%
KraneShares MSCI Emerging Markets ex China Index ETF	N/A	0.25%
Quadratic Interest Rate Volatility and Inflation Hedge ETF	N/A	0.25%
KFA Large Cap Quality Dividend Index ETF	N/A	0.25%

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KFA Small Cap Quality Dividend Index ETF	N/A	0.25%
KraneShares Global Carbon ETF (formerly KFA Global Carbon ETF)	N/A	0.25%
KFA Dynamic Fixed Income ETF	N/A	0.25%
KraneShares CICC China 5G & Semiconductor Index ETF	N/A	0.25%
KraneShares CICC China Consumer Leaders Index ETF	N/A	0.25%
KraneShares MSCI China ESG Leaders Index ETF	N/A	0.25%
KraneShares SSE Star Market 50 Index ETF	N/A	0.25%
KFA Value Line Dynamic Core Equity Index ETF	N/A	0.25%
KraneShares Hang Seng TECH Index ETF	N/A	0.25%
KFA Mount Lucas Index Strategy ETF	N/A	0.25%
Quadratic Deflation ETF	N/A	0.25%
Krane UBS China A Share Fund	Investor Class	0.25%
KraneShares China Innovation ETF	N/A	0.25%
KraneShares European Carbon ETF	N/A	0.25%
KraneShares California Carbon ETF	N/A	0.25%
KraneShares Northeast US Carbon ETF	N/A	0.25%

Calculation of Fees

Distribution fees are based on a percentage of the Funds’ average daily net assets attributable to Shares of the Funds.

Funds with Multiple Share Classes

With respect to any Fund that offers more than one share class, references to “Fund” in Sections 3, 6, 7 and 8 above and the text under the “Calculation of Fees” heading above are to be read as referring to the share class of the applicable Fund identified above.

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